UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2018

Everspin Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-37900	26-2640654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5670 W. Chandler Blvd., Suite 100

Chandler, Arizona 85224

(Address of principal executive offices)

(480) 347-1111

(Registrant’s telephone number, including area code)

1347 N. Alma School Road, Suite 220

Chandler, Arizona 85224

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.02	Results of Operations and Financial Condition.

On February 7, 2018, Everspin Technologies, Inc. (the “Company”) issued a press release announcing certain preliminary unaudited financial estimates for the fourth quarter ended December 31, 2017.

Total revenue for the fourth quarter of 2017 is estimated to be in the range of $10.0 million to $10.2 million, compared to revenue of $9.0 million in the third quarter of 2017 and $7.1 million in the fourth quarter of 2016.

GAAP gross margin for the fourth quarter of 2017 is estimated to range between 59% and 61%, compared to 58.3% in the previous quarter and 45.8% in the prior year quarter.

GAAP operating expenses for the fourth quarter of 2017 are estimated to be in the range of $10.3 million and $10.5 million, compared to $10.6 million in the third quarter of 2017 and $8.5 million in the fourth quarter of 2016.

GAAP net loss per share for the fourth quarter of 2017 is estimated to range between ($0.36) and ($0.34) per share based on an estimated 12.7 million weighted average shares outstanding, compared to a net loss of ($0.43) per share in the prior quarter a net loss of ($0.48) per share in the prior year quarter.

Total cash, cash equivalents and marketable securities was approximately $13 million as of December 31, 2017.

Everspin plans to release its complete fourth quarter and full year 2017 financial results on Thursday, March 15, 2018 after market close, followed by a conference call for analysts and investors at 5:00 p.m. Eastern Time. More information and call details will be announced in the coming weeks.

Forward-Looking Statements

This Item 2.02 of this report contains forward-looking statements, including, without limitation, statements relating to the Company’s estimated 2017 financial guidance. These forward-looking statements are based upon the Company’s current expectations. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks related to changes in estimated 2017 financial guidance based on the completion of the Company’s financial statement closing procedures and the review by the Company’s independent registered public accounting firm of such financial statements, and other risks detailed in the Company’s filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We do not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

The information in Item 2.02 of this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein shall not be incorporated by reference into any filing with the SEC made by us, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01.	Other Events.

On February 8, 2018, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated as representative of the underwriters (the “Underwriters”) relating to the offering, issuance and sale (the “Offering”) of 3,600,000 shares of the Company’s common stock, par value $0.0001 per share. Pursuant to the Underwriting Agreement, the Underwriters have agreed to purchase the shares of common stock from the Company at a price of $6.58 per share, which will result in approximately $23.3 million of net proceeds to the Company after deducting estimated offering expenses. The offering is expected to close on or about February 12, 2018, subject to customary closing conditions. The Underwriters have a 30-day option to purchase up to an additional 540,000 shares of common stock. All of the shares in the offering are being sold by the Company.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-221331) previously filed with the Securities and Exchange Commission and a final prospectus supplement thereunder, dated February 8, 2018.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 8, 2018

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everspin Technologies, Inc.

By:	/s/ Kevin Conley
Name:	Kevin Conley
Title:	President and Chief Executive Officer

Dated: February 8, 2018